Exhibit 99.1

MTBC First Half 2017 Shareholder Update

SOMERSET, N.J., July 17, 2017 (Marketwired) — MTBC (Nasdaq: MTBC) (Nasdaq: MTBCP), a leading provider of proprietary, cloud-based healthcare IT solutions and services, issued a letter to shareholders today with an update on first half 2017 results.

The first half of 2017 was a breakthrough period for MTBC. Here are some highlights of what we expect to officially report on August 3, after our independent accountants review our financial statements for the second quarter:

●	First half 2017 revenue was approximately $16 million – revenue increased approximately 55% over the first half of 2016;

●	Q2 2017 adjusted EBITDA was positive, likely marking our highest positive adjusted EBITDA in our history as a public company;

●	Q2 2017 GAAP net loss was significantly lower than the Q1 2017 net loss, with almost 90% of the Q2 net loss attributable to non-cash amortization and depreciation;

●	We ended Q2 with approximately $5.8 million cash on our balance sheet; and

●	We’re well positioned to meet or exceed our full-year 2017 guidance of $30-31 million of revenue with $2.0- 2.5 million of positive adjusted EBITDA.

In his letter to shareholders, Bill Korn, MTBC’s Chief Financial Officer, said, “We are very grateful to our common shareholders who have enthusiastically responded to the success of our strategy, and the investors in our non-convertible Series A Preferred Stock who purchased an additional $7.4 million of our preferred stock in a follow-on offering in late June. Our story is beginning to resonate more clearly and loudly with investors and other stakeholders – and our year-to-date performance marks a pivotal new chapter in our story, which we believe will be followed by additional exciting chapters in the months and years ahead.”

Korn continued, “Our successful Q2 capital raise and transition to positive adjusted EBITDA, which will lead to positive cash flow from operations, are empowering us to further strengthen our balance sheet as we increase cash, reduce debt, and invest in growth initiatives. These internal achievements come at a great time, since we view the industry as being at an inflection point that presents significant opportunities to MTBC.”

“During the first half of 2017, we observed a continued acceleration in the transformation of the regulations, business models and insurance reimbursement structures that form the framework of the healthcare industry, and these transformations are driving healthcare providers to our solution. These changes challenge the near and long-term viability of practicing medicine and obtaining insurance reimbursement without a strong technology partner and support a paradigm shift to a comprehensive solution, such as the one we provide,” concluded Korn.

During the most recent quarter, MTBC announced the launch of MTBC WebSoft – the newest addition to our leading cloud-based healthcare IT platform which supports scalability, acquisition integration, and margin expansion – and the successful phase one launch of its next-generation, voice-enabled electronic health records solution, talkEHR™. MTBC’s global team of approximately 250 software development and technology professionals strives to ensure that its platform remains out-front so that it can leverage the opportunities – organic and acquisitive – that it sees in the market.

MTBC’s management team will host a conference call to discuss the first half 2017 results at 8:30 a.m. EDT on Thursday, August 3, 2017. The live webcast of the conference call can be accessed under Events & Presentations at ir.mtbc.com. A replay of the conference call, as well as investor presentations, interviews with management, press releases and access to all our SEC filings are available at the same link.

About MTBC

Medical Transcription Billing, Corp. (MTBC) is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers practicing in ambulatory care settings. Our integrated Software-as-a-Service (or SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

For regular updates, please follow MTBC on Twitter, LinkedIn or Facebook.

Use of Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, we may use or discuss non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed is included in this press release, and reconciliations of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in our earnings press releases, which can be found in the Investor Relations section of our web site at ir.mtbc.com.

Forward-Looking Statements

This press release contains various forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this press release include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

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These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to: the Company’s ability to manage growth; integrate acquisitions; effectively migrate and keep newly acquired customers and other important risks and uncertainties referenced and discussed under the heading titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

SOURCE MTBC

Company and Investor Contact:

 Bill Korn

 Chief Financial Officer

 Medical Transcription Billing, Corp.

 bkorn@mtbc.com

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